Exhibit 99.1

news

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info:	Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
March 11, 2008

COMFORCE CORPORATION ANNOUNCES
 FOURTH QUARTER 2007 AND FULL YEAR RESULTS

•	Company reports record sales for full year 2007
•	Record full year income from continuing operations before income taxes
•	Interest expense declines approximately $400,000 for quarter and $1.7 million for full year

Woodbury, NY –March 11, 2008– COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for the fourth quarter ended December 30, 2007.  Revenues for the quarter were $144.7 million, compared to $149.1 million for the fourth quarter last year. This decrease is primarily due to one less week of activity in the fourth quarter of 2007; the fourth quarter of 2007 had 13 weeks of activity, compared to 14 weeks of activity in the fourth quarter of 2006.  The Company’s Human Capital Management services segment, consisting of PRO Unlimited recorded a revenue increase of $438,000 over the fourth quarter of 2006.  In addition, PRO reported gross profit for the quarter of $12.1 million, compared to $11.6 million for fourth quarter 2006. Staff Augmentation revenues decreased by $4.8 million due primarily to lower sales in Information Technology of $2.0 million, lower sales in Technical Services of $1.2 million and a decrease in Telecom Services revenue of $1.4 million. This was partially offset by a $1.2 million increase in Healthcare Support Services.

COMFORCE’s gross profit for the fourth quarter of 2007 was $24.0 million, or 16.6% of sales, compared to $24.6 million, or 16.5% of sales in the fourth quarter of 2006.

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Operating income for the fourth quarter was $4.0 million, compared to operating income of $5.5 million in the fourth quarter 2006.  The decline in operating income was due to the lower revenues discussed above which resulted in lower gross profit dollars as well as to an increase in SG&A costs.  These costs were due to higher professional fees, including costs associated with Sarbanes-Oxley compliance, and higher personnel costs in our Human Capital Management segment.
Interest expense was $1.7 million for the fourth quarter of 2007, compared to $2.1 million in the same quarter last year.
The Company recorded income from continuing operations before income taxes of $2.2 million for the fourth quarter of 2007, compared to income from continuing operations before income taxes of $3.1 million in the prior year’s comparable quarter.
The Company recorded a tax provision of $977,000 in the fourth quarter of 2007, compared to a tax provision of $1.2 in the fourth quarter of 2006.
The Company recorded net income of $2.2 million, including $1.0 million from discontinued operations, which represents a settlement payment received in November of 2007 from the buyer of our niche telecom operations which we sold in 2004, or $0.11 per basic share and $0.07 per diluted share for the fourth quarter of 2007, compared to net income of $1.9 million or $0.09 per basic and $0.06 per diluted share for the same quarter last year.

Full Year Results
COMFORCE reported revenues of $586.7 million for the fiscal year ended December 30, 2007, compared to revenues of $567.8 million for the fiscal year ended December 31, 2006, an increase of 3.3%.  The higher revenue for the year was primarily due to PRO Unlimited, which had an increase in revenue of 7.7% for the full year.  PRO’s gross profit increased 13.7% from $42.2 million in 2006 to $47.9 million for full year 2007.  Staff Augmentation revenues declined $6.8 million for the full year, primarily due to a decline of $9.2 million in Telecom Services revenues.
Gross profit for fiscal year 2007 was $92.6 million, or 15.8% of revenues, compared to $88.9 million, or 15.7% of revenues for fiscal year 2006.
Operating income for the year was $15.8 million, compared to operating income of $17.0 million for 2006.
Interest expense for fiscal 2007 was $7.7 million, compared to $9.4 million for the prior year period, principally as a result of our success in reducing our higher interest rate public debt since 2000.
COMFORCE reported income from continuing operations before income taxes for fiscal 2007 of $8.3 million, compared to income from continuing operations before income taxes of $7.5 million for fiscal 2006, an increase of $847,000.
The Company recorded a tax provision of $3.3 million in fiscal 2007, compared to a tax provision of $3.4 million in the prior year period.

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The Company reported net income of $6.0 million, including $1.0 million from discontinued operations, which represents a settlement payment received in November of 2007 from the buyer of our niche telecom operations which we sold in 2004, or $0.29 per basic and $0.19 per diluted share for fiscal 2007, compared to net income of $4.1 million, or $0.18 per basic and $0.13 per diluted share for fiscal 2006.

Comments from Management
John Fanning, Chairman and Chief Executive Office of COMFORCE commented, "We are pleased with our full year revenue and net income.  For the quarter PRO's gross profit increased to $12.1 million, up from $11.6 million for the same period last year. This segment of our business continues to expand upon its full range of vendor neutral human capital management services offerings to leading Fortune 1000 companies, and we anticipate further growth in 2008.  We are also pleased that our interest expense for the year was down by $1.7 million and our public debt is now $11.7 million.
Mr. Fanning concluded, "We remain optimistic about COMFORCE's prospects, especially as it relates to PRO for 2008."

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on March 11, 2007.  Investors will have the opportunity to listen to the conference call through the Internet at
www.fulldisclosure.com.  To listen to the live call, please go to the web site at least 15 minutes before the start of the call.  For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

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We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

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•
as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2006 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Net sales of services	$144,719	$149,085	$586,685	$567,821

Costs and expenses:
Cost of services	120,705	124,456	494,104	478,927
Selling, general and administrative expenses	19,214	18,414	74,012	68,821
Depreciation and amortization	785	758	2,803	3,095

Total costs and expenses	140,704	143,628	570,919	550,843

Operating income	4,015	5,457	15,766	16,978

Other (expense) income:
Interest expense	(1,748)	(2,147)	(7,669)	(9,369)
Loss on debt extinguishment	(19)	–	(443)	(169)
Other income (expense), net	(59)	(253)	644	11
	(1,826)	(2,400)	(7,468)	(9,527)

Income from continuing operations before income taxes	2,189	3,057	8,298	7,451
Provision for income taxes	977	1,166	3,309	3,373
Income from continuing operations	1,212	1,891	4,989	4,078

Income from discontinued operations, net	1,000	–	1,000	–

Net income	$2,212	$1,891	$5,989	$4,078

Dividends on preferred stock	251	251	1,005	1,005

Net income available to common stockholders	$1,961	$1,640	$4,984	$3,073

Basic income per common share:
Income from continuing operations	$0.06	$0.09	$0.23	$0.18
Income from discontinued operations	0.05	-	0.06	-
Basic income per common share	$0.11	$0.09	$0.29	$0.18

Diluted income per common share:
Income from continuing operations	$0.04	$0.06	$0.16	$0.13
Income from discontinued operations	0.03	-	0.03	-
Diluted income per common share	$0.07	$0.06	$0.19	$0.13

Weighted average common shares outstanding, basic	17,388	17,359	17,385	17,317
Weighted average common shares outstanding, diluted	32,433	31,643	31,870	31,012

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
December 30, 2007 and December 31, 2006
(in thousands, except share and per share amounts)

	December 30,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$6,654	3,782
Accounts receivable, less allowance of $129 in 2007 and $195 in 2006	118,163	114,079
Funding and service fees receivable, less allowance of $44 in 2007 and $81 in 2006	13,101	13,170
Prepaid expenses and other current assets	4,408	3,863
Deferred income taxes, net	388	1,500
Total current assets	142,714	136,394

Deferred income taxes, net	164	263
Property and equipment, net	7,723	5,376
Deferred financing costs, net	480	765
Goodwill	32,073	32,073
Other assets, net	230	267

Total assets	$183,384	175,138

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,376	3,281
Accrued expenses	105,825	100,768
Total current liabilities	108,201	104,049

Long-term debt (including related party debt of $1,644 in 2007 and $1,520 in 2006)	83,858	89,770
Other liabilities	828	34

Total liabilities	192,887	193,853

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,553 and 17,370,551 shares issued and outstanding in 2007 and 2006, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at December 30, 2007 and December 31, 2006, with an aggregate liquidation preference of $8,389 at December 30, 2007 and $7,928 at December 31, 2006	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at December 30, 2007 and December 31, 2006, with an aggregate liquidation preference of $676 at December 30, 2007 and $638 at December 31, 2006	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at December 30, 2007 and December 31, 2006, with an aggregate liquidation preference of $8,284 at December 30, 2007 and $7,778 at December 31, 2006	10,264	10,264
Additional paid-in capital	48,356	48,190
Accumulated other comprehensive income	(256)	55
Accumulated deficit	(72,858)	(82,215)

Total stockholders’ deficit	(9,503)	(18,715)

Total liabilities and stockholders’ deficit	$183,384	175,138

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